Exhibit 10.4

PROMISSORY NOTE

FOR GOOD VALUE on or before April 27, 2017 (the "Repayment Date"), CANNAVOICES, INC., a Florida corporation ("Cannavoices"), promises to pay to the order of HIT SUM TO ME, LLC, a Florida limited liability company ("Lender"), the principal sum of SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($ 600,000.00) together with interest at the rate of fifteen percent (15%) per annum on the unpaid balance (the “Note”).

Accrued interest shall be paid by Cannavoices pro rata on the first day of each month beginning on June 1, 2016 and continuing on the first day of each month during the life of the Note. Cannavoices shall possess and retain the right at all times during the life of the Note to prepay without penalty any portion or all of the principal or interest on the Note at any time. All payments hereunder will be first applied to accrued and unpaid interest, if any, then to proper charges hereunder and the balance, if any, to principal.

The Note shall, at the option of any holder hereof, be due and payable upon the occurrence of any of the following events: (1) Cannavoices' failure to make any payment within thirty (30) days of its due date hereunder, (2) Cannavoices' breach of the Loan Agreement or (3) the insolvency, bankruptcy, liquidation of Cannavoices or the filing of any assignment for the benefit of creditors by Cannavoices which is not vacated within thirty (30) days. If the Note shall be in default and placed for collection, Cannavoices agrees to pay all reasonable attorneys' fees and costs of collection. Payments shall be made by Cannavoices to Lender at the address for Lender as Lender may from time-to-time designate in writing to Cannavoices.

Cannavoices agrees to be bound by the Note and the terms hereof until the Note is repaid in full and hereby waives demand, presentment and protest and all notices thereto. Cannavoices further agrees to remain bound by the terms hereof notwithstanding any extension, modification, waiver or other indulgence, discharge or release hereunder or exchange, substitution or release of security on the Note until the Note is paid in full. No modification or indulgency by Lender or any holder through Lender shall be binding unless in writing signed by both parties hereto, and any indulgence, discharge or release on any one occasion shall not be considered an indulgence, discharge or release for any other or future occasion. The Note shall be governed and enforced pursuant to the laws of the State of Florida and Cannavoices agrees that the sole venue for resolution of any disputes related to the Note or the collection of the same by Lender shall be in the courts of Okaloosa County, Florida.

DATED this 27th day of April, 2016.

CANNAVOICES, INC. ("Cannavoices")

BY:
Kevin Gillespie, President

AGREED BY LENDER:

By:

Print Name:	Todd Schweizer, Manager
Hit Sum To Me, LLC